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                       REVOLVING CREDIT AND TERM LOAN AGREEMENT

    THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT, dated as of July 22, 1996, is by and between NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation ("Northstar"), GENERAL FINANCIAL SUPPLY, INC., an Iowa corporation ("GFS"; Northstar and GFS are collectively called the "Borrowers" or individually each "Borrower" and each obligation of the Borrowers hereunder shall be the joint and several obligation of each of Northstar and GFS), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

                                PRELIMINARY STATEMENT

    Each of the Borrowers has requested that the Bank make advances and extend credit hereunder, and that either of the Borrowers be able to borrow under the Bank's commitment hereunder, it being understood that either of the Borrowers may borrow advances that shall be used for its own corporate purposes, for the common enterprises of the Borrowers and to be able to make advances to the other Borrower for the other Borrower's corporate purposes.

    The Borrowers and the Bank have agreed as follows:

    ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS

    Section 1.1 DEFINED TERMS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

    "ACCOUNT": Any right to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper.

    "ACCOUNT DEBTOR":  Any Person obligated on an Account.

    "ACQUISITION DOCUMENTS": That certain Agreement of Purchase and Sale of Assets, dated as of July __, 1996 (the "Acquisition Agreement"), between Northstar and Deluxe Corporation ("Deluxe"), the lease agreement between Northstar and Deluxe pertaining to the St. Croix Facility, as described therein, and related material instruments, documents and agreements.

    "ACQUISITION TRANSACTION": The acquisition by Northstar of the Financial Forms Division of Deluxe Corporation, as described in the Acquisition Agreement.

    "ADVANCE": The portion of the outstanding Loans bearing interest at an identical rate for an identical Interest Period, provided that all Reference Rate Advances shall be deemed a single Advance. An Advance may be a "Eurodollar Advance", "Offered Rate Advance" or "Reference Rate Advance" (each, a "type" of Advance).

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    "ADVERSE EVENT":  The occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrowers the Subsidiaries as a consolidated enterprise or on the ability of either of the Borrowers or any other party obligated thereunder to perform its obligations under the Loan Documents.

    "AGREEMENT": This Revolving Credit and Term Loan Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

    "APPLICABLE MARGIN": The percentages set forth below for the respective types of Advances of the Revolving Credit Loans, if the Cash Flow Leverage Ratio and Fixed Charge Coverage Ratio for the most recently-ended period of four consecutive fiscal quarters is in the following ranges:

         Ratios                             Applicable Margins

Cash Flow               Fixed Charge             Eurodollar       Reference Rate
Leverage Ratio:         Coverage Ratio:          Advances:        Advances:
- --------------          ---------------          ---------        ----------

less than          greater than
1.50 to 1.00       1.50 to 1.00                    1.50%            -1.00%
                                                                (negative 1.00%)
greater than       less than
1.50 to 1.00       1.50 to 1.00
but less than      but greater than
1.75 to 1.00       1.40 to 1.00                    2.00%            -0.50%
                                                                (negative 0.50%)

greater than       less than
1.75 to 1.00       1.40 to 1.00                    2.50%             0.00%

If the Cash Flow Leverage Ratio and Fixed Charge Coverage Ratio are in different categories on the foregoing chart, the Applicable Margins shall be the higher of the two options. The Applicable Margin shall initially be 2.50% for Eurodollar Advance and 0.00% for Reference Rate Advances. The Applicable Margins shall be adjusted once each fiscal quarter, effective as of the date 55 days after the end of each fiscal quarter, commencing 55 days after the fiscal quarter ending October 31, 1997, based on the Cash Flow Leverage Ratio and Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended as demonstrated by the quarterly financial statements of the Borrower through and including those for the quarter most recently ended, and as certified by the Borrowers' financial officer. In the event that such financial statements are not delivered as required by SECTION 8.1(A), the Applicable Margin shall be the highest percentage set forth above for each type of Advance until such time as such financial statements are delivered, after which time the Applicable Margin shall be readjusted to the rate applicable to the Cash Flow Leverage Ratio and Fixed Charge Coverage Ratio calculated from such statements.

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    "AUTHORIZED REPRESENTATIVE":  The representative of the Borrowers authorized to request and authorize repayment of Loans and Advances, agree to Interest Periods and rates of interest, sign and deliver Borrowing Base Certificates and Compliance Certificates, and otherwise deal with the Bank on behalf of the Borrowers, as designated by the Borrowers to the Bank from time to time.

    "BORROWING BASE":  The sum of (a) the product of (i) 80%, MULTIPLIED BY
(ii) Eligible Accounts, PLUS (b) the product of (i) 50%, MULTIPLIED BY (ii) the lowest of cost, current fair market value or book value of Eligible Inventory LESS the outstanding principal amount of the Deluxe Obligation.

    "BORROWING BASE CERTIFICATE": A certificate in the form of EXHIBIT C, duly completed and signed by an Authorized Representative.

    "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to Eurodollar Advances, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

    "CAPITAL EXPENDITURE": Any amount debited to the fixed asset account on the consolidated balance sheet of the Borrowers in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in (a) above, materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

    "CAPITALIZED LEASE": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

    "CASH FLOW LEVERAGE RATIO": The ratio of (a) interest-bearing Indebtedness of the Borrowers and the Subsidiaries as of the last day of any fiscal quarter, to (b) EBITDA for the period of four fiscal quarter then ending.

    "CODE": The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

    "COMMITMENT": The agreement of the Bank to make Loans to the Borrowers subject to the terms and conditions of this Agreement.

    "COMPLIANCE CERTIFICATE": A certificate in the form of EXHIBIT D, duly completed and signed by an Authorized Representative.

    "CONSOLIDATED TANGIBLE NET WORTH": As of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Borrowers as the sum of the

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common stocks, preferred stock, additional paid-in capital and retained earnings of the Borrowers (excluding treasury stock), less the book value of all assets of the Borrowers and the Subsidiaries that would be treated as intangibles under GAAP, including, without limitation, all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and unamortized deferred charges.

    "DEFAULT": Any event which, with the giving of notice to the Borrowers or lapse of time, or both, would constitute an Event of Default.

    "DELUXE OBLIGATION": The obligation of the Borrower to pay to Deluxe an amount estimated at approximately $1,600,000 for inventory in connection with the Acquisition Transaction.

    "EBITDA ": For any period of determination, the consolidated net income of the Borrowers and the Subsidiaries before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) similar non-operating losses during such period.

    "ELIGIBLE ACCOUNTS": The total amount of each Account of either of the Borrowers which meets each of the following requirements:

    (a) the goods giving rise to such Account have been shipped or delivered to the Account Debtor;

    (b) it is bona fide in all respects, and a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part, PROVIDED, that if an Account Debtor disputes only a portion of its liability on an Account and is currently paying the remainder of the Account, only the portion disputed shall not be deemed an Eligible Account;

    (c) it is subject to the security interest in favor of the Bank under the Security Agreements, and is not subject to any other lien or security interest;

    (d) it is evidenced by an invoice (dated not later than the date of shipment or performance and having payment terms reasonably acceptable to the Bank) rendered to such Account Debtor, and is not evidenced by any instrument or chattel paper;

    (e) it is not owing by any Account Debtor whose obligations the Bank shall have notified the Borrower in writing are not deemed to constitute Eligible Accounts,

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    which notice may be given by the Bank based on the Bank's reasonable credit assessment of such Account Debtor and its ability to pay the relevant
    Account;

    (f) it is not owing by an Account Debtor who shall have failed to pay in full an invoice or invoices evidencing 10% or more of the unpaid net amount of all Accounts owing by such Account Debtor within 60 days after the due date of such invoice(s);

    (g) the invoice evidencing such Account is not more than 60 days overdue;

    (h) the Account Debtor with respect thereto is not a Subsidiary, Related Party or Obligor, or a director, officer, employee or agent of the Borrower, a Subsidiary, Related Party or Obligor;

    (i) the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America; and

    (j) if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof, the Borrowers have assigned its right to payment of such Account to the Bank pursuant to the Assignment of Claims Act of 1940 as amended.

An Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall cease to be an Eligible Account. Further, with respect to any Account, if the Bank at any time or times hereafter determines, in its sole and absolute discretion, that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account shall cease to be an Eligible Account. The Borrowers and the Bank agree that the Bank shall have the right to amend such definition, without further agreement or consent of the Borrowers, based on the asset audit or asset audits contemplated by SECTION 8.5 hereof.

    "ELIGIBLE INVENTORY":   Inventory of the Borrowers consisting of raw
materials, work-in-progress, and finished goods which meets the following additional requirements:

    (a) it is owned by the Borrowers, it is subject to the security interest in favor of the Bank under the Security Agreements, and is not subject to any other lien or security interest, and if it is located on leased premises, the lessor of such premises shall have delivered to the Bank a landlord's waiver in form and substance satisfactory to the Bank;

    (b) except as the Bank may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Bank's consent, such bailee, warehouseman or similar party has issued and delivered to the Bank, in form and substance acceptable to the Bank, such documents and agreements as the Bank may require, including but not limited to warehouse receipts therefor in the Bank's name;

    (c) the Bank has determined, in its reasonable discretion, that it is not unacceptable due to age, type, category, quality and/or quantity;

    (d) it is not held by the Borrower on "consignment," not subject to any other repurchase or return agreement;

    (e) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Inventory; and

    (f) if it is work-in-progress or finished goods, it is subject to a binding purchase order, and the customer on such purchase order is not disqualified as an Account Debtor for Eligible Accounts under the definition of "Eligible Accounts".

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall cease to be an Eligible Inventory. The Borrowers and the Bank agree that the Bank shall have the right to amend such definition, without further agreement or consent of the Borrowers, based on the asset audit or asset audits contemplated by SECTION 8.5 hereof.

    "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

    "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrowers are a member and which is treated as a single employer under Section 414 of the Code.

    "EURODOLLAR ADVANCE": An Advance designated as such in a notice of borrowing under SECTION 2.3 or a notice of continuation or conversion under
SECTION 2.4.

    "EURODOLLAR INTERBANK RATE":  The offered rate for deposits in United
States Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%), for delivery of such deposits on the first day of an Interest Period of a Eurodollar Advance, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the day that is two Business Days preceding the first day of the Interest Period of such Eurodollar Advance or the rate determined by the Bank at such time based on such other published service of general application as shall be selected by the Bank for such purpose. If the Reuters Screen LIBO Page or such other service does not report such rates or such rates do not, in the judgment of the Bank, accurately reflect the rates of interest applicable to the Bank in the relevant markets, the rate for such Interest Period shall be determined by the Bank based on rates offered to the Bank for United States Dollar deposits in the interbank eurodollar market. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

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    "EURODOLLAR RATE (RESERVE ADJUSTED)": A rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) calculated for the Interest Period of a Eurodollar Advance in accordance with the following formula:

    ERRA      =     Eurodollar Interbank Rate
                   ---------------------------
                         1.00 - ERR

In such formula, "ERR" means "Eurodollar Reserve Rate" and "ERRA" means "Eurodollar Rate (Reserve Adjusted)", in each instance determined by the Bank for the applicable Interest Period. The Bank's determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

    "EURODOLLAR RESERVE RATE": A percentage equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurocurrency Reserve Requirement shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Advances. The Bank shall use reasonable and non-discriminatory means to allocate the burden of maintenance of such reserves to the Loan hereunder and other such loans or extensions of credit.

    "EVENT OF DEFAULT":  Any event described in SECTION 10.1.

    "EXCESS CASH FLOW":  For any fiscal year of the Borrowers, the remainder of
(a) the sum of (i) EBITDA for such fiscal year, (ii) the amount of any cash refund received by the Borrowers during such fiscal year on taxes paid by the Borrowers and the Subsidiaries, (iii) cash dividends, cash interest and other similar cash payments received by the Borrowers and the Subsidiaries in respect of Investments to the extent not included in EBITDA, and (iv) non-operating gains to the extent subtracted from net income to determine EBITDA or otherwise not included in EBITDA for such fiscal year, LESS (b) the sum, without duplication, of (i) scheduled principal amortization of Indebtedness during such fiscal year (excluding mandatory prepayments required under SECTION 4.5 hereof),
(ii) cash interest and cash taxes paid during such fiscal year, (iii) Capital Expenditures during such fiscal year net of any financing of such Capital Expenditures, (iv) dividends paid during such fiscal year, and (iv) non-operating losses to the extent added to net income to determine EBITDA for such fiscal year.

    "FEDERAL RESERVE BOARD": The Board of Governors of the Federal Reserve System or an successor thereto.

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    "FIXED CHARGE COVERAGE RATIO":  The ratio, calculated as of the last day of each fiscal quarter, of (a) EBITDA for the period of four fiscal quarters then ending, to (b) the sum for the Borrowers and the Subsidiaries on a consolidated basis of (i) required amortization of principal of Indebtedness (including, without limitation, imputed principal payments of Capitalized Leases) during such period, (ii) cash interest expense and taxes during such period, (iii) Capital Expenditures which have not been financed, PLUS (iv) dividends paid during such period.

    "GAAP": Generally accepted accounting principles as applied in the preparation of the audited financial statement of the Borrowers referred to in
SECTION 7.5.

    "INDEBTEDNESS": Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except trade accounts payable with a maturity of not greater than 90 days incurred in the ordinary course of business, (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

    "INTEREST PERIOD" Either (a) for any Eurodollar Advance, the period commencing on the borrowing date of such Eurodollar Advance or the date a Reference Rate Advance is converted into such Eurodollar Advance, or the last day of the preceding Interest Period for such Eurodollar Advance, as the case may be, and ending on the numerically corresponding day one, two, three or six months thereafter, as selected by the Borrowers pursuant to SECTION 2.3 or
SECTION 2.4; PROVIDED, that:

    (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

    (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

    (iii) no Interest Period for any Advance of the Revolving Loan shall extend beyond the Revolving Credit Termination Date; and

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    (iv) Interest Periods shall not be chosen for Advances of the Term Loan that would require payment of any amount of any Advance prior to the last day of the Interest Period in order to pay an installment of the Term Loan when due;

OR (b) for any Offered Rate Advance, the period of time agreed upon as provided in SECTION 2.8.

    "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.

    "LANDLORD'S WAIVER": A Landlord's Waiver substantially in the form of EXHIBIT E attached hereto, duly executed by Deluxe and acknowledged by Northstar.

    "LC AGREEMENT": a certain Letter of Credit and Reimbursement Agreement, dated as of August 1, 1994 (as amended, modified, assigned, restated or replaced from time to time), between Northstar and the Bank.

    "LIEN": Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

    "LOAN DOCUMENTS": This Agreement, the Notes, the Landlord's Waiver, the LC Agreement, the Pledge Agreement, the Security Agreements and each other instrument, document, guaranty, security agreement, mortgage, or other agreement executed and delivered by the Borrowers any guarantor or party granting security interests in connection with this Agreement, the Loans or any collateral for the Loans, or by Deluxe (in the instance of the Landlord's Waiver).

    "LOANS": The Revolving Loans and the Term Loans.

    "NOTES": The Revolving Note and the Term Note.

    "OFFERED RATE": A fixed rate of interest for an agreed-upon interest period, as offered by the Bank at its sole discretion and agreed upon by the Borrower, as provided in SECTION 2.8.

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    "OFFERED RATE ADVANCE":  An Advance which the Borrowers and the Bank have agreed shall be an Offered Rate Advance and have established an Interest Period and rate of interest as provided in SECTION 2.8.

    "PAYMENT DATE": The Revolving Credit Termination Date, or date of any other termination of the Revolving Credit Commitment, including without limitation the due dates of installments described in SECTION 2.5(b) for interest on the principal due on such dates, plus (a) the last day of each Interest Period for each Eurodollar Advance and, if such Interest Period is in excess of three months, the day three months after the first day of such Interest Period, and thereafter each day three months after each succeeding Payment Date; and (b) the last day of each month of each year for each Offered Rate Advance (unless a different payment schedule is otherwise specifically agreed to in writing in respect of a particular Offered Rate Advance) and Reference Rate Advance and for any fees including, without limitation, Commitment Fees.

    "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

    "PERSON": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

    "PLAN": An employee benefit plan or other plan, maintained for employees of the Borrowers or of any ERISA Affiliate, and subject to Title IV of ERISA or
Section 412 of the Code.

    "PLEDGE AGREEMENT": The security agreements of Northstar substantially in the form of EXHIBIT F as such pledge agreement may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such pledge agreement.

    "REFERENCE RATE": The rate of interest from time to time publicly announced by the Bank as its "reference rate." The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

    "REFERENCE RATE ADVANCE": An Advance designated as such in a notice of borrowing under SECTION 2.3 or a notice of continuation or conversion under
SECTION 2.4.

    "RELATED PARTY": Any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrowers, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrowers; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrowers or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    "REPORTABLE EVENT": A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

    "REVOLVING CREDIT COMMITMENT": The maximum unpaid principal amount of Loans which may from time to time be outstanding hereunder, being initially $1,500,000, as the same may be reduced from time to time pursuant to SECTION 4.3 and, as the context may require, the agreement of the Bank to make Loans to the Borrowers subject to the terms and conditions of this Agreement.

    "REVOLVING CREDIT TERMINATION DATE":  The earliest of (a) July 31, 1999,
(b) the date on which the Revolving Credit Commitment is terminated pursuant to
SECTION 11.2 hereof or (c) the date on which the Revolving Credit Commitment is reduced to zero pursuant to SECTION 4.4 hereof.

    "REVOLVING LOANS":  The Loans described in SECTION 2.1(A).

    "REVOLVING NOTE":  The promissory note of the Borrowers described in
SECTION 2.5(A), substantially in the form of EXHIBIT A, as such promissory note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

    "SECURITY AGREEMENTS": The security agreements of each of the Borrowers substantially in the form of EXHIBIT G as such security agreements may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, such security agreements.

    "SUBSIDIARY": Any Person of which or in which the Borrowers and the other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

    "TERM LOAN":  The Loan described in SECTION 2.1(B).

    "TERM NOTE" The promissory note of the Borrowers described in SECTION 2.5(B), substantially in the form of EXHIBIT B, as such promissory note may be amended, modified or

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supplemented from time to time, and such term shall include any substitutions for, or renewals of, such promissory note.

    Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in ARTICLES VIII and IX hereof) shall be made in accordance with GAAP consistently applied. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrowers and the Subsidiaries in accordance with GAAP.

    Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding."

    Section 1.4 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided.

    Section 1.5 BORROWERS. Any reference to "Borrowers" shall be deemed a reference to both the Borrowers together and to each Borrower separately. For example, a reference to the "Borrowers'" liabilities shall mean both the Borrowers' joint liabilities and the liabilities of each Borrower considered separately.

                             ARTICLE II  TERMS OF LENDING

    Section 2.1 THE LOANS. Subject to the terms and conditions hereof and in reliance upon the warranties of the Borrowers herein, the Bank agrees:

    (a) REVOLVING LOANS. To make loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrowers from time to time from the date hereof until the Revolving Credit Termination Date, during which period the Borrowers may repay and reborrow in accordance with the provisions hereof, PROVIDED, that the aggregate unpaid principal amount of all outstanding Revolving Loans shall not exceed the lesser of (i) the Revolving Credit Commitment at any time, or (ii) the Borrowing Base; and

    (b) TERM LOAN. To make a loan (the "Term Loan") to the Borrowers not later than July 31, 1996, upon request of the Borrowers to the Bank in such amount as the Borrowers shall request, but not exceeding $9,000,000.

    Section 2.2 ADVANCE OPTIONS. The Loans shall be constituted of Eurodollar Advances and Reference Rate Advances, as shall be selected by the Borrowers, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time, except that the total of outstanding Eurodollar Advances shall not exceed six (6) at any one time. Each Eurodollar Advance shall be in an amount that is an integral multiple of $100,000. Each Reference Rate Advance shall be in an amount that is an integral multiple of $50,000.

    Section 2.3 BORROWING PROCEDURES FOR REVOLVING LOANS. Any request by the Borrowers for a Revolving Loan shall be in writing, or by telephone promptly confirmed in writing, and must be given so as to be received by the Bank not later than:

    (a) 10:00 a.m., Minneapolis time, on the date of the requested Loan, if the Revolving Loan shall be comprised of Reference Rate Advances; or

    (b) 10:00 a.m., Minneapolis time, two Business days prior to the date of the requested Revolving Loan, if the Revolving Loan shall be, or shall include, a Eurodollar Advance.

Each request for a Revolving Loan shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Revolving Loan and the type or types of Advances comprising such Revolving Loan (subject to the limitation on amount set forth in SECTION 2.2), and (iii) if such Loan shall include Eurodollar Advances, the initial Interest Periods for such Advances. Unless the Bank determines that any applicable condition specified in ARTICLE VI has not been satisfied, the Bank will make the amount of the requested Loan available to the Borrowers at the Bank's principal office in Minneapolis, Minnesota, in immediately available funds not later than 5:00 p.m., Minneapolis time, on the date requested.

    2.4 CONTINUATION OR CONVERSION OF LOANS. The Borrowers may elect to (i) continue any outstanding Eurodollar Advance from one Interest Period into a subsequent Interest Period to begin on the last day of the earlier Interest Period, or (ii) convert any outstanding Advance into another type of Advance (on the last day of an Interest Period only, in the instance of a Eurodollar Advance), by giving the Bank notice in writing, or by telephone promptly confirmed in writing, given so as to be received by the Bank not later than:

    (a) 10:00 a.m., Minneapolis time, on the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Reference Rate Advance; or

    (b) 10:00 a.m., Minneapolis time, two Business days prior to the date of the requested continuation or conversion, if the continuing or converted Advance shall be a Eurodollar Advance.

Each notice of continuation or conversion of an Advance shall specify (i) the effective date of the continuation or conversion date (which shall be a Business
Day), (ii) the amount and the type or types of Advances following such continuation or conversion (subject to the limitation on amount set forth in SECTION 2.2), and (iii) for continuation as, or conversion into, Eurodollar Advances, the Interest Periods for such Advances. Absent timely notice of continuation or conversion, each Eurodollar Advance shall automatically convert into a Reference Rate

Advance on the last day of an applicable Interest Period, unless paid in full on such last day. No Advance shall be continued as, or converted into, a Eurodollar Advance if the shortest Interest Period for such Advance may not transpire prior to the Revolving Credit Termination Date (for a Revolving Loan) or the date due (for the Term Loan) or if a Default or Event of Default shall exist.

    Section 2.5 THE NOTES AND MATURITIES. The Loans shall be evidenced by the following Notes:

    (a) REVOLVING NOTE. The Revolving Loans shall be evidenced by the Revolving Note, in the amount of the Revolving Credit Commitment originally in effect and dated as of the date of this Agreement. The Revolving Loans and the Revolving Note shall mature and be payable on the Revolving Credit Termination Date. The Bank shall enter in its records the amount of each Advance comprising the Revolving Loans, the rate of interest borne by each Advance and the payments of the Revolving Loans, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.

    (b) TERM LOAN. The Term Loans shall be evidenced by the Term Note, in the amount of the Term Loan when made, dated as of the date of this Agreement. The Term Loan and the Term Note shall mature and be payable in quarterly installments, payable on the last Business Day of January, April, July and October of each year, commencing on July 31, 1997, in the following amounts for the following dates:

    Dates:                                       Amount:

    July 31, 1997 through
    and including
    April 30, 1998:                              $187,500

    July 31, 1998 through
    and including
    April 30, 2003:                              $262,500

    July 31, 2003                                entire remaining principal
                                                 balance of the Term Loan.

    The Bank shall enter in its records the amount of each Advance comprising the Term Loan, the rate of interest borne by each Advance and the payments of the Term Loan, and such records shall be conclusive evidence of the subject matter thereof, absent manifest error.

    Section 2.6 FUNDING LOSSES. The Borrowers will indemnify the Bank upon demand against any loss or expense which the Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund, or maintain any Advance) as a consequence of (a) any failure of the Borrowers to borrow, continue or convert an Advance on a date specified therefor in a notice thereof (including an acceptance of a Offered Rate, as provided in SECTION 2.8 below), or (b) any payment (including, without limitation, any payment pursuant to SECTION 4.2, 4.3 4.4, 4.5 or 10.2), prepayment or conversion of any Eurodollar Advance or Offered Rate Advance on a date other than the last day of the Interest Period for such Advance. Determinations by the Bank for purposes of this SECTION 2.6 of the amount required to indemnify the Bank shall be conclusive in the absence of manifest error. Indemnities under this SECTION 2.6 in respect of Offered Rate Advances shall be calculated in accordance with EXHIBIT H.

    Section 2.7 JOINT AND SEVERAL OBLIGATIONS. The Borrowers each agree that all obligations hereunder and under each Note and other Loan Document are joint and several and the primary obligations of each of them, enforceable against each Borrower separately or all Borrowers together notwithstanding of any right or power of any party to assert any claim or defense as to the invalidity or unenforceability of any such obligations. Each Borrower hereby waives any defense it may claim as a guarantor, surety or accommodation party. The Bank may, from time to time, without notice to any of the Borrowers, (a) obtain or release any security interest in any property to secure any of the obligations hereunder; (b) obtain or release the primary or secondary liability of any party or parties with respect to any of the obligations hereunder (including without limitation the liability of any other Borrower); (c) extend or renew for any period, alter or exchange any of the obligations hereunder or release or compromise any obligation of any nature of any obligor with respect to any of the obligations hereunder; or (d) resort to any Borrower for payment of any of the obligations hereunder whether or not the Bank shall have resorted to any property securing the obligations or to any other Borrower or any other party primarily or secondarily liable with respect to such obligations.

    Section 2.8 PROCEDURES FOR OFFERED RATE ADVANCES. The Borrowers may request an Offered Rate Advance on any Business Day. Such request shall be made by an Authorized Representative not later than 10:00 a.m. on the day of the requested Offered Rate Advance and shall specify that amount of the requested Offered Rate Advance (which shall be at least $100,000 or an integral multiple thereof if above such amount), and the Interest Period. The Bank shall respond as promptly as practicable to inform the Authorized Representative whether the Bank is willing to make such Offered Rate Advance and, if so, the proposed Offered Rate and any additional terms or conditions that would apply to such Offered Rate Advance. The Authorized Representative shall, upon receiving any such proposal by the Bank, promptly inform the Bank whether such Offered Rate, Interest Period and additional terms or conditions (if any) are acceptable to the Borrowers. If the Authorized Representative accepts such Offered Rate, Interest Period and terms and conditions, the Borrowers shall be deemed to have given notice of borrowing and such Offered Rate will apply to the Advance for the specified Interest Period.

    Section 2.9 AUTHORIZED REPRESENTATIVES. Each request for a Revolving Loan, selection of Interest Period for Revolving Loans or Term loans, authorization of repayment of the Loans, and other communication by the Borrowers may be made by an Authorized Representative. The Borrowers authorize the Bank to rely upon the telephone or written instructions of any person identifying himself as an Authorized Representative and upon any signature which the Bank believes to be genuine.

    ARTICLE III  INTEREST AND FEES

    Section 3.1  INTEREST.

    (a) EURODOLLAR ADVANCES. The unpaid principal amount of each Eurodollar Advance shall bear interest prior to maturity at a rate per annum equal to the Eurodollar Rate (Reserve Adjusted) in effect for each Interest Period for such Eurodollar Advance plus the Applicable Margin for Eurodollar Advances.

    (b) REFERENCE RATE ADVANCES. The unpaid principal amount of each Reference Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Reference Rate plus the Applicable Margin for Reference Rate Advances.

    (c) OFFERED RATE ADVANCES. The unpaid principal amount of each Offered Rate Advance shall bear interest prior to maturity at a rate per annum equal to the Offered Rate established for the Interest Period thereof, as provided in SECTION 2.8.

    (d) INTEREST AFTER MATURITY.   Any amount of the Loans not paid when due,
    whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the greater of (i) 2.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii) the Reference Rate plus 2.00% per annum.

    Section 3.2 COMMITMENT FEE. The Borrowers shall pay to the Bank fees (the "Commitment Fees") in an amount determined by applying a rate of 0.375% per annum to the average daily unused amount of the Revolving Credit Commitment for the period from the date hereof to the Revolving Credit Termination Date.

    Section 3.3 COMPUTATION. Interest and Commitment Fees shall be computed on the basis of actual days elapsed and a year of 360 days.

    Section 3.4 PAYMENT DATES.  Accrued interest under SECTION 3.1(a), (b) and
(c) and commitment fees under SECTION 3.2 shall be payable in arrears on the Payment Dates for the applicable types of Advances and for fees. Accrued interest under SECTION 3.1(d) shall be payable on demand.


             ARTICLE IV  PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION
                               OF THE CREDIT AND SETOFF

    Section 4.1 REPAYMENT. Principal of the Loans, together with all accrued and unpaid interest thereon, shall be due and payable as provided in SECTION 2.5 regarding maturity of the Notes.

    Section 4.2 OPTIONAL PREPAYMENTS. The Borrowers may, upon at least 3 Business Days' prior written or telephonic notice received by the Bank, prepay the Loans, in whole or in part, at any time subject to the provisions of SECTION 2.6, without any other premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an amount of $100,000 or an integral multiple thereof. Each prepayment of the Term Loan shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities. The Borrower may elect, by written notice to the Bank, the outstanding Advances to which any prepayment shall be applied, but in the absence of such election the Bank shall apply all prepayments first to any Reference Rate Advances, second to any Eurodollar Advances, and finally to any Offered Rate Advances.

    Section 4.3 OPTIONAL REDUCTION OR TERMINATION OF REVOLVING CREDIT COMMITMENT. The Borrowers may, at any time, upon no less than 3 Business Days prior written or telephonic notice received by the Bank, reduce the Revolving Credit Commitment, with any such reduction in a minimum amount of $100,000 or an integral multiple thereof. Upon any reduction in the Revolving Credit Commitment pursuant to this Section, the Borrowers shall pay to the Bank the amount, if any, by which the aggregate unpaid principal amount of outstanding Loans exceeds the Revolving Credit Commitment as so reduced. Amounts so paid cannot be reborrowed. The Borrowers may, at any time, upon not less than 3 Business Days prior written notice to the Bank, terminate the Revolving Credit Commitment in its entirety. Upon termination of the Revolving Credit Commitment pursuant to this Section, the Borrowers shall pay to the Bank the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination and all other unpaid obligations of the Borrowers to the Bank hereunder. All payment described in this Section is subject to the provisions of SECTION 2.6.

    Section 4.4 MANDATORY PREPAYMENT UPON BORROWING BASE DEFICIENCY. The Borrower shall, immediately upon demand of the Bank, if the Revolving Loans exceed the Borrowing Base at any time prepay the Revolving Loans so that they do not exceed the Borrowing Base.

    Section 4.5  MANDATORY PREPAYMENT OF TERM LOAN.

    (a) EXCESS CASH FLOW. Upon delivery of annual audited financial statements, and on or prior to the date 100 days after the end of each fiscal year of the Borrowers, commencing with the year ending October 31, 1996, the Borrowers shall prepay the Term Loan in the amount of (i) 75% of the Excess Cash Flow in respect of the fiscal years ending October 31, 1996 and October 31, 1997, and (ii) 50% of the Excess Cash Flow in respect of each further fiscal year.

    (b) ISSUANCE OF EQUITY. Upon issuance by Northstar of any capital stock of any type or class, the Borrowers shall prepay the Term Loan in an amount equal to the net proceeds of such issuance. For this purpose, "net proceeds" shall mean the cash proceeds received from such issuance net of investment banking fees, legal fees accountants fees, underwriting discounts and commissions and other customary fees and expenses and other reasonable costs and expenses actually incurred in connection therewith. This SECTION 4.5(b) shall not require prepayment upon issuance of stock to employees or directors under incentive or stock option plans.

    (c) ORDER OF APPLICATION. Each prepayment of the Term Loan under this SECTION shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities. The Borrower may elect, by written notice to the Bank, the outstanding Advances to which any prepayment shall be applied, but in the absence of such election the Bank shall apply all prepayments first to any Reference Rate Advances, second to any Eurodollar Advances, and finally to any Offered Rate Advances.

    Section 4.6 PAYMENTS. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under the Loan Documents shall be made without set-off or counterclaim in immediately available funds not later than 2:00 p.m., Minneapolis time, on the dates due at the main office of the Bank in Minneapolis, Minnesota. Funds received on any day after such time shall be deemed to have been received on the next Business Day. Subject to the definition of the term "Interest Period", whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of any interest or fees.

                  ARTICLE V  ADDITIONAL PROVISIONS RELATING TO LOANS

    Section 5.1 INCREASED COSTS. If, as a result of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality, or comparable agency:

    (a) any tax, duty or other charge with respect to any Loan, the Notes or the Commitment is imposed, modified or deemed applicable, or the basis of taxation of payments to the Bank of interest or principal of the Loans or of the Commitment Fees (other than taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office) is changed;

    (b) any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank is imposed, modified or deemed applicable;

    (c) any increase in the amount of capital required or expected to be maintained by the Bank or any Person controlling the Bank is imposed, modified or deemed applicable; or

    (d) any other condition affecting this Agreement or the Commitment is imposed on the Bank or the relevant funding markets;

and the Bank determines that, by reason thereof, the cost to the Bank of making or maintaining the Loans or the Commitment is increased, or the amount of any sum receivable by the Bank hereunder or under the Notes in respect of any Loan is reduced;

THEN, the Borrowers shall pay to the Bank upon demand such additional amount or amounts as will compensate the Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that the Bank has not been compensated for such additional cost or reduction in the calculation of the Eurodollar Reserve Rate). Determinations by the Bank for purposes of this
SECTION 5.1 of the additional amounts required to compensate the Bank shall be conclusive in the absence of manifest error. In determining such amounts, the Bank shall use reasonable and non-discriminatory means to allocate the burden of such increased costs and other conditions to the Loan and Commitment hereunder and other such loans or extensions of credit.

    Section 5.2 DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE OR INADEQUATE; IMPRACTICABILITY. If the Bank determines (which determination shall be conclusive and binding on the parties hereto) that:

    (a) deposits of the necessary amount for the relevant Interest Period for any Eurodollar Advance are not available to the Bank in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period;

    (b) the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to the Bank of making or funding the Eurodollar Advances for a relevant Interest Period; or

    (c) the making or funding of Eurodollar Advances has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of the Bank, materially and adversely affects such Advances or the Bank's Commitment to make such Advances or the relevant market;

the Bank shall promptly give notice of such determination to the Borrowers, and
(i) any notice of a new Eurodollar Advance previously given by the Borrowers and not yet borrowed or converted shall be deemed to be a notice to make a Reference Rate Advance, and (ii) the Borrowers shall be obligated to either prepay in full any outstanding Eurodollar Advances without premium or penalty on the last day of the current Interest Period with respect thereto or convert any such Advance to a Reference Rate Advance, on such last day.

    Section 5.3 CHANGES IN LAW RENDERING EURODOLLAR ADVANCES UNLAWFUL. If at any time due to the adoption of any law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for the Bank to make or fund any Eurodollar Advance, the obligation of the Bank to provide such Advance shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for the Bank to continue any or Eurodollar Advance previously made by it hereunder, the Bank shall, upon the happening of such event, notify the Borrowers thereof in writing, and the Borrowers shall, at the time notified by the Bank, either convert each such unlawful Advance to a Reference Rate Advance or Offered Rate Advance (if available) or repay such Advance in full, together with accrued interest thereon, subject to the provisions of SECTION 2.6.

    Section 5.4 FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Advance during the Interest Period for such Advance through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period (whether or not the Bank shall have granted any participations in such Advances).


                           ARTICLE VI  CONDITIONS PRECEDENT

    Section 6.1 CONDITIONS OF INITIAL LOAN. The obligation of the Bank to make the initial Loan hereunder shall be subject to the satisfaction of the conditions precedent, in addition to the applicable conditions precedent set forth in SECTION 6.2 below, that the Bank shall have received all of the following, in form and substance satisfactory to the Bank, each duly executed and certified or dated the date of the initial Loan or such other date as is satisfactory to the Bank:

    (a) The Revolving Notes and the Term Note executed by a duly authorized officer (or officers) of the Borrowers.

    (b) A copy of the corporate resolution of the Borrowers authorizing the execution, delivery and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary of the Borrowers.

    (c) An incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrowers authorized to execute the Loan Documents and to request Loans hereunder, certified by the Secretary or an Assistant Secretary of the Borrowers.

    (d) A copy of the Articles or Certificate of Incorporation of the Borrowers with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrowers.

    (e) A Certificate of Good Standing for the Borrowers in the jurisdiction of its incorporation, certified by the appropriate governmental officials.

    (f) A copy of the By-Laws of the Borrowers with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrowers.

    (g) The Security Agreements, together with all UCC searches, financing statements, insurance certificates and other documents in connection therewith as shall be requested by the Bank.

    (h)  The Landlord's Waiver.

    (i) The Pledge Agreement, together with delivery of all certificates of the shares pledged thereunder and assignments separate from certificates for all such certificates.

    (j)  A certificate designating Authorized Representatives of the Borrowers.

    (k) Copies of the Acquisition Documents with all amendments thereto, certified by the Secretary or an Assistant Secretary of the Borrowers.

    (l) Provision of and satisfactory review by the Bank of environmental reports on the Borrowers' business premises as shall be requested by the Bank.

    (m) An opinion of counsel to the Borrowers, addressed to the Bank, in substantially the form of EXHIBIT H.

    (l) Payment of a closing fee in the amount of $26,250, and fees and expenses under SECTION 11.2.

    Section 6.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Bank to make any Loan hereunder (including the initial Loan) shall be subject to the satisfaction of the following conditions precedent (and any request for a Loan shall be deemed a representation and warranty that the following are true and correct):

    (a) Before and after giving effect to such Loan, the representation and warranties contained in ARTICLE VII shall be true and correct, as though made on the date of such Loan.

    (b) Before and after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing.

    (c) The Acquisition Transaction shall have been approved by all applicable regulatory authorities, and the Acquisition Transaction shall have been completed substantially in accordance with the Acquisition Documents.

    (d) The most recent Borrowing Base Certificate submitted to the Bank shall show adequate availability to permit the making of the requested Loan.

                     ARTICLE VII  REPRESENTATIONS AND WARRANTIES

    To induce the Bank to enter into this Agreement, to grant the Commitment and to make Loans hereunder, the Borrowers represents and warrants to the Bank:

    Section 7.1 ORGANIZATION, STANDING, ETC. The Borrowers and each of the corporate Subsidiaries are corporations duly incorporated and validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, to (in the instance of the Borrowers) enter into the Loan Documents and to perform its obligations under the Loan Documents. The Borrowers and each of the Subsidiaries are duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

    Section 7.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrowers of the Loan Documents have been duly authorized by all necessary corporate action by the Borrowers, and the Loan Documents constitute the legal, valid and binding obligations of the Borrowers, enforceable against the Borrowers in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

    Section 7.3 NO CONFLICT; NO DEFAULT. The execution, delivery and performance by the Borrowers of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrowers, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrowers, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrowers are a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrowers or any Subsidiary. Neither the Borrowers nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event.

    Section 7.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrowers to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

    Section 7.5  FINANCIAL STATEMENTS AND CONDITION.

    (a) ANNUAL AND QUARTERLY STATEMENTS. Northstar's audited consolidated financial statements as at October 31, 1995, and its unaudited consolidated financial statements as at April 30, 1996, as heretofore furnished to the Bank, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Borrowers and the Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended, subject in the instance of such unaudited statements to adjustments resulting from year-end audit. As of the dates of such financial statements, neither the Borrowers nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto.

    (b) PRO FORMA STATEMENTS. The PRO FORMA balance sheet and projections of the Borrowers, giving effect to the Acquisition Transaction, which are attached hereto as SCHEDULE 7.5 fairly presents the Borrowers' reasonable, good faith estimate of the effect of the Acquisition Transaction, and the Borrower is not aware of any reason that such balance sheet and projections are not true and accurate in all material respects.

    (c)  ADVERSE EVENT.   Since October 31, 1995, no Adverse Event has
    occurred.

    Section 7.6  LITIGATION AND CONTINGENT LIABILITIES.  Except as described in
SCHEDULE 7.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened against or affecting the Borrowers or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrowers or such Subsidiary, could constitute an Adverse Event. Except as described in SCHEDULE 7.6, neither the Borrowers nor any Subsidiary has any contingent liabilities which are material to the Borrowers and the Subsidiaries as a consolidated enterprise.

    Section 7.7 COMPLIANCE. The Borrowers and the Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them.

    Section 7.8 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Borrowers or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrowers or a Subsidiary or which would require a material expenditure by the Borrowers or such Subsidiary to cure. Neither the Borrowers nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which non-compliance or remedial action could constitute an Adverse Event.

    Section 7.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV or ERISA does not exceed the current value of the Plans' assets allocable to such benefits.

    Section 7.10 REGULATION U. The Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Board of Governors of the Federal Reserve System.

    Section 7.11 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrowers and the Subsidiaries has good and marketable title to its owned real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Borrowers and the Subsidiaries in the audited financial statement of the Borrowers referred to in SECTION 7.5 (other than property disposed of since the date of such financial statement in the ordinary course of business). None of the properties, revenues or assets of the Borrowers or any of the Subsidiaries is subject to a Lien, except for (a) Liens disclosed in the financial statements referred to in SECTION 7.5, (b) Liens listed on SCHEDULE 7.11, or (c) Liens allowed under SECTION 9.13.

    Section 7.12 TAXES. Each of the Borrowers and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrowers). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrowers in respect of taxes and other governmental charges are adequate.

    Section 7.13 TRADEMARKS, PATENTS. Each of the Borrowers and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, including without limitation all software and technology necessary to conduct the business operations contemplated by the Acquisition Transaction. It is acknowledged that certain inventory tracking and billing relating to the business operations contemplated by the Acquisition Transaction will continue to be conducted by Deluxe for a period of not more than eight months, and no representation is made concerning either (a) the Borrowers' present ownership of software or technology that would duplicate the functions being performed by Deluxe during such time, or (b) Deluxe's ownership or license of all relevant software or technology for such functions.

    Section 7.14 INVESTMENT COMPANY ACT. Neither the Borrowers nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

    Section 7.15 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrowers nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    Section 7.16 SUBSIDIARIES. SCHEDULE 7.16 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrowers or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

    Section 7.17  PARTNERSHIPS AND JOINT VENTURES.   SCHEDULE 7.17 sets forth
as of the date of this Agreement a list of all partnerships or joint ventures in which the Borrowers or any Subsidiary is a partner (limited or general) or joint venturer.

                         ARTICLE VIII  AFFIRMATIVE COVENANTS

    From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and all other liabilities of the Borrowers to the Bank hereunder and under the Notes have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrowers will do, and will cause each Subsidiary (except in the instance of SECTION 8.1) to do, all of the following:

    Section 8.1  FINANCIAL STATEMENTS AND REPORTS.  Furnish to the Bank:

    (a) As soon as available and in any event within 100 days after the end of each fiscal year of the Borrowers: (ii) the annual audit report of the Borrowers and the Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow, changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants of recognized standing selected by the Borrowers and acceptable to the Bank, together with any management letters, management reports or other supplementary comments or reports to the Borrowers or its board of directors furnished by such accountants, and (ii) the unaudited consolidating financial report of the Borrowers for such fiscal year.

    (b) Together with the audited financial statements required under SECTION 8.1(a), a statement by the accounting firm performing such audit stating that it has reviewed this Agreement and that in performing its examination nothing came to its attention that caused it to believe that the Borrower was not in compliance with the financial covenants herein.

    (c) As soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited financial statement of the Borrowers and the Subsidiaries prepared in the same manner as the audit report referred to in SECTION 8.1(a), signed by the Borrowers' chief financial officer, consisting of at least consolidated statements of income, cash flow, changes in financial position and stockholders' equity for the Borrowers and the Subsidiaries for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, and a consolidated balance sheet of the Borrowers as at the end of such quarter.

    (d) As soon as available and in any event within 21 days after the end of each month, a copy of the unaudited balance sheet and income statement of the Borrowers and the Subsidiaries prepared in the same manner as the audit report referred to in SECTION 8.1(a), signed by the Borrowers' chief financial officer.

    (e) Together with the financial statements furnished by the Borrowers under SECTIONS 8.1(a) and 8.1(c), a Compliance Certificate statement signed by an Authorized Representative stating that as at the date of each such financial statement there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto.

    (f) Within 15 days after the end of each month, a Borrowing Base Certificate as of the last day of such month, duly certified.

    (g) As soon as available and in any event within 30 days after the end of each fiscal year of the Borrowers, the Borrowers' budget for the following year including anticipated sales, estimates of revenues, operating income, cash flows and a balance sheet (and if not otherwise disclosed to the Bank by provisison of other filings, a list of material contracts), and as soon as available a supplement to such budget including comparisons with the previous years results.

    (h) Immediately upon becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrowers proposes to take with respect thereto.

    (i) Immediately upon becoming aware of the occurrence, with respect to any Plan, of any Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction"

    (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrowers proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

    (j) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrowers' shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

    (k) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental proceeding, or the rendering of a judgment or decision in such litigation or proceeding, which could constitute an Adverse Event, and the steps being taken by the Person(s) affected by such proceeding.

    (l) Immediately upon becoming aware of the occurrence thereof, notice of any violation as to any environmental matter by the Borrowers or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrowers or any Subsidiary which are material to the operations of the Borrowers or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Borrowers or such Subsidiary to any Person or which will require a material expenditure by the Borrowers or such Subsidiary to cure any alleged problem or violation.

    (m) From time to time, such other information regarding the business, operation and financial condition of the Borrowers and the Subsidiaries as the Bank may reasonably request.

    Section 8.2 CORPORATE EXISTENCE. Subject to SECTION 9.1 in the instance of a Subsidiary, maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

    Section 8.3 INSURANCE. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated, and all insurance on the Collateral required under the Security Agreement.

    Section 8.4 PAYMENT OF TAXES AND CLAIMS. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including, without limitation, those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; PROVIDED that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrowers' or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrowers' or such Subsidiary's books in accordance with GAAP.

    Section 8.5 ASSET AUDIT. Permit any Person designated by the Bank to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, to audit the collateral for the Loans, and to discuss the affairs, finances and accounts of the Borrowers and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Bank may designate. The first such audit and inspection of the collateral for the Loans shall be conducted by the Bank as soon as practicable after the closing date of this Agreement. The expenses of such first audit and inspection, and audits and inspections to be performed (a) on a quarterly basis, for the first year after the closing date of this Agreement, and (b) on an annual basis, thereafter, shall be for the account of the Borrower and shall be promptly reimbursed upon the Bank's request. The expenses of other audits performed prior to an Event of Default shall be for the account of the Bank and paid for by the Bank, but expenses for any audits performed while any Event of Default is continuing shall be for the account of the Borrower and shall be promptly reimbursed upon the Bank's request.

    Section 8.6 MAINTENANCE OF PROPERTIES. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    Section 8.7 BOOKS AND RECORDS. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

    Section 8.8 COMPLIANCE. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

    Section 8.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

    Section 8.10 ENVIRONMENTAL MATTERS. Observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise constitute an Adverse Event.

                            ARTICLE IX  NEGATIVE COVENANTS

    From the date of this Agreement and thereafter until the Commitment is terminated or expires and the Loans and all other liabilities of the Borrowers to the Bank hereunder and under the Notes have been paid in full, unless the Bank shall otherwise expressly consent in writing, the Borrowers will not, and will not permit any Subsidiary to, do any of the following:

    Section 9.1 MERGER. Merge or consolidate or enter into any analogous reorganization or transaction with any Person; PROVIDED, however, any wholly-owned Subsidiary may be merged with or liquidated into either of the Borrowers (if such Borrower is the surviving corporation) or any other wholly-owned Subsidiary, and GFS may be merged with or liquidated into Northstar, if Northstar is the surviving corporation.

    Section 9.2 SALE OF ASSETS. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business and except for sales or other transfers by a wholly-owned Subsidiary to the Borrowers or another wholly-owned Subsidiary.

    Section 9.3 PURCHASE OF ASSETS. Purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for purchases or other transfers by the Borrowers or a wholly-owned Subsidiary from a wholly-owned Subsidiary.

    Section 9.4 PLANS. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan, permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrowers or any Subsidiary or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $100,000.

    Section 9.5 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of the business of the Borrowers or such Subsidiary, as carried on at the date hereof.

    Section 9.6 SUBSIDIARIES, PARTNERSHIPS, JOINT VENTURES AND OWNERSHIP OF STOCK. Do any of the following: (a) form or acquire any corporation which would thereby become a Subsidiary; (b) form or enter into any partnership as a limited or general partner or into any joint venture; (c) permit any Subsidiary to purchase or otherwise acquire any shares of the stock of the Borrowers; or
(d) take any action, or permit any Subsidiary to take any action, which would result in a decrease in the Borrowers' or any Subsidiary's ownership interest in any Subsidiary (including, without limitation, decrease in the percentage of the shares of any class of stock owned).

    Section 9.7 OTHER AGREEMENTS. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Bank which would: (a) prohibit the Borrowers or such Subsidiary from granting, or otherwise limit the ability of the Borrowers or such Subsidiary to grant, to the Bank any Lien on any assets or properties of the Borrowers or such Subsidiary; or (b) be violated or breached by the Borrowers' performance of its obligations under the Loan Documents.

    Section 9.8 RESTRICTED PAYMENTS. Either: (a) purchase or redeem or otherwise acquire for value any shares of the Borrowers' or any Subsidiary's stock, declare or pay any dividends thereon (other than stock dividends and dividends payable solely to the Borrowers), make any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Borrowers' or any Subsidiary's stock or set aside any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Borrowers only), PROVIDED, HOWEVER, that if no Default or Event of Default shall exist at the time of the declaration or payment thereof or shall result from such payment, Northstar may pay dividends or redeem stock in aggregate amounts not to exceed (i) $225,000 during the fiscal year ending October 31, 1996, and (ii) 20% of its consolidated net income for the subject fiscal year during any fiscal year thereafter; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Borrowers or any Subsidiary that is subordinated in right of payment to the Loans (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

    Section 9.9 CAPITAL EXPENDITURES. Make Capital Expenditures in an amount exceeding $250,000 during the period from the date of this Agreement through October 31, 1996, or exceeding the following during the following fiscal years:

    During the fiscal year ending:                    Permitted
                                                      Capital Expenditures:

    October 31, 1997:                                 $1,000,000

    October 31, 1998:                                 $1,000,000

    October 31, 1999:                                 $1,200,000

    October 31, 2000:                                 $1,200,000

    October 31, 2001 and each
    fiscal year thereafter:                           $1,400,000

Notwithstanding the foregoing, the Bank has been informed that the Borrowers contemplate (i) purchasing the St. Croix Facility (as defined in the Acquisition Documents), (ii) purchasing or leasing new facilities for the business operations acquired in the Acquisition Transaction, or (iii) expanding its facility located in Nevada, Iowa for purposes of such business operations. The Bank has agreed to consider the Borrowers' proposal to modify this SECTION to permit the Borrowers to take one or the other of these actions, and to not unreasonably withhold consent to such modification.

    Section 9.10 LEASES. Enter into or permit to exist any arrangements for the leasing by the Borrowers or any of the Subsidiaries, as lessee, of any real or personal property (or any interest therein) under leases (other than Capitalized Leases) which require the payment by the Borrowers and the Subsidiaries on a consolidated bases of rental amounts in the aggregate in excess of $700,000 in any one fiscal year.

    Section 9.11 INVESTMENTS. Acquire for value, make, have or hold any Investments, except:

    (a) Investments outstanding on the date hereof and listed on SCHEDULE 9.11;

    (b) Travel advances to officers and employees in the ordinary course of business;

    (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;

    (d) Certificates of deposit or bankers' acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Bank;

    (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

    (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;

    (g) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;

    (h) share of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; and

    (i) Investments outstanding on the date hereof in Subsidiaries by the Borrowers and other Subsidiaries.

    Section 9.12 INDEBTEDNESS. Incur, create, issue, assume or suffer to exist any Indebtedness, except:

    (a) Indebtedness under this Agreement;

    (b) Current liabilities, other than for borrowed money, incurred in the ordinary course of business;

    (c) Indebtedness existing on the date of this Agreement and disclosed on
    SCHEDULE 9.12 hereto;

    (d) Indebtedness secured by Liens permitted under SECTION 9.13(A) hereof, PROVIDED, that the total amount of such Indebtedness incurred during any period shall not exceed 75% of the maximum amount of Capital Expenditures permitted during such period under SECTION 9.9 (without regard to the final sentence of such SECTION);

    (e) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

    Section 9.13 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except:

    (a) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capitalized Lease or other deferred payment contract, and attaching only to the property being acquired if the Indebtedness secured thereby shall not exceed 80% (100% in the case of a Capitalized Lease) of the fair market value of such property at the time of acquisition thereof;

    (b) Liens existing on the date of this Agreement and disclosed on SCHEDULE
    7.11 hereto;

    (c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrowers or a Subsidiary;

    (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of SECTION 8.4;

    (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of SECTION 8.4; and

    (f) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business.

    Section 9.14 CONTINGENT LIABILITIES. Either: (i) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

    Section 9.15 UNCONDITIONAL PURCHASE OBLIGATIONS. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

    Section 9.16 TRANSACTIONS WITH RELATED PARTIES. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers' or the applicable Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrowers or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

    Section 9.17 USE OF PROCEEDS. Permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time, and furnish to the Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U.

    Section 9.18 CASH FLOW LEVERAGE RATIO. Permit the Cash Flow Leverage Ratio to exceed the following for the following quarter ends:

    Quarters ending:                             Maximum ratio:

    July 31, 1996 through and
    including April 30, 1997:                    3.00 to 1.00

    July 31, 1997 through and
    including April 30, 1998:                    2.50 to 1.00

    July 31, 1998 through and thereafter:        2.00 to 1.00

Compliance with this SECTION shall be subject to the annualization provisions of
SECTION 9.20 during the first three fiscal quarters following closing of the Acquisition Transaction.

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

    Section 9.19  FIXED CHARGE COVERAGE RATIO.  Permit the Fixed Charge
Coverage Ratio, calculated as of the last day of each fiscal quarter, to be less than 1.25 to 1.00.

Compliance with this SECTION shall be subject to the annualization provisions of
SECTION 9.20 during the first three fiscal quarters following closing of the Acquisition Transaction.

    Section 9.20  ANNUALIZATION OF COVENANTS.  Compliance with Section 9.18 and
9.19 shall be measured for each of the first three quarters ending after completion of the Acquisition Transaction by (a) giving effect to the Acquisition Transaction on a PRO FORMA basis from the first day of the quarter during which the Acquisition Transaction was contemplated (regardless of whether the Acquisition Transaction shall have been consummated later during such quarter), and (b) in lieu of taking the results for the four quarters then ended, multiplying the results from each of the quarters ending after consummation of the Acquisition Transaction by (i) 4 for the first such quarter,
(ii) 2 for the second such quarter, and (iii) 4/3 for the third such quarter.

    Section 9.21 CURRENT RATIO. Permit the ratio of the Borrowers' consolidated current assets to consolidated current liabilities to be less than
2.50 to 1.00 at any time.

    Section 9.22 CONSOLIDATED TANGIBLE NET WORTH. Permit the Borrowers' Consolidated Tangible Net Worth at any time to be less than the sum of (a) $8,700,000, PLUS (b) 50% of the Borrowers' aggregate consolidated net income for each fiscal quarter that has ended after the date of this Agreement and before the date of determination (without giving effect to any loss occurring during any such fiscal quarter).


                      ARTICLE X  EVENTS OF DEFAULT AND REMEDIES

    Section 10.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

    (a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on the Notes or any fee or other amount required to be made to the Bank pursuant to the Loan Documents;

    (b) Any representation or warranty made or deemed to have been made by or on behalf of the Borrowers or any Subsidiary in the Loan Documents or on behalf of the Borrowers or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Borrowers to the Bank pursuant to the Loan Documents or any other instrument, document or agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified;

    (c) The Borrowers shall fail to comply with SECTION 8.2 hereof or any Section of ARTICLE IX hereof;

    (d) The Borrowers shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this SECTION 10.1) and such failure to comply shall continue for 15 calendar days after notice thereof to the Borrowers by the Bank;

    (e) The Borrowers or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrowers or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrowers or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days;

    (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrowers or a Subsidiary, and, if instituted against the Borrowers or a Subsidiary, shall have been consented to or acquiesced in by the Borrowers or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrowers or such Subsidiary, or the Borrowers or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

    (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrowers or a Subsidiary and, if instituted against the Borrowers or such Subsidiary, shall be consented to or acquiesced in by the Borrowers or such Subsidiary or shall remain for 60 days undismissed, or the Borrowers or any Subsidiary shall take any corporate action to approve institution of, or acquiescence in, such a proceeding;

    (h) A judgment or judgments for the payment of money in excess of the sum of $50,000 in the aggregate shall be rendered against the Borrowers or a Subsidiary and the Borrowers or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

    (i) The institution by the Borrowers or any ERISA Affiliate of steps to terminate any Plan if in order to effectuate such termination, the Borrowers or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan, in excess of $25,000, or the institution by the PBGC of steps to terminate any Plan;

    (j) The maturity of any Indebtedness of the Borrowers (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrowers or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

    (k) Any of the Loan Documents shall not be, or shall cease to be, binding in accordance with its terms, or the Bank shall not have a first-priority security interest in the collateral described in the Pledge Agreement and the Security Agreements; or

    (l) Any Person, or group of Persons acting in concert, that owned less than 5% of the shares of any voting class of stock of the Borrowers shall have acquired more than 30% of the shares of such voting stock.

    Section 10.2 REMEDIES. If (a) any Event of Default described in SECTIONS 10.1(e), (f) or (g) shall occur with respect to the Borrowers, the Commitment shall automatically terminate and the outstanding unpaid principal balance of the Notes, the accrued interest thereon and all other obligations of the Borrowers to the Bank under the Loan Documents shall automatically become immediately due and payable; or (b) any other Event of Default shall occur and be continuing, then the Bank may take any or all of the following actions: (i) declare the Commitment terminated, whereupon the Commitment shall terminate,
(ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other obligations of the Borrowers to the Bank under the Loan Documents to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such obligations shall immediately become due and payable, in each case without demand or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, (iii) exercise all rights and remedies under any other instrument, document or agreement between the Borrowers and the Bank, and (iv) enforce all rights and remedies under any applicable law.

    Section 10.3 OFFSET. In addition to the remedies set forth in SECTION 10.2, upon the occurrence of any Event of Default or at any time thereafter while such Event of Default continues, the Bank or any other holder of the Notes may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrowers then or thereafter with the Bank or such other holder, or any obligations of the Bank or such other holder of the Notes, against the Indebtedness then owed by the Borrowers to the Bank.

                              ARTICLE XI  MISCELLANEOUS

    Section 11.1 WAIVER AND AMENDMENT. No failure on the part of the Bank or the holder of the Notes to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in any other instrument, document or agreement delivered or to be delivered to the Bank hereunder or in connection herewith are cumulative and not exclusive of any remedies provided by law. No notice to or demand on the Borrowers not required hereunder or under the Notes shall in any event entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank or the holder of the Notes to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrowers therefrom shall be effective unless the same shall be in writing and signed by the Bank, and then such amendment, modifications, waiver or consent shall be effective only in the specific instances and for the specific purpose for which given.

    Section 11.2 EXPENSES AND INDEMNITIES. Whether or not any Loan is made hereunder, the Borrowers jointly and severally agree to reimburse the Bank upon demand for all reasonable expenses paid or incurred by the Bank (including filing and recording costs and fees and expenses of legal counsel, who may be employees of the Bank) in connection with the preparation, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of the Loan Documents. The Borrowers jointly and severally agree to pay, and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Loan Documents. The Borrowers jointly and severally agree to indemnify and hold the Bank harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans or disbursing the proceeds thereof. The obligations of the Borrowers under this SECTION 11.2 shall survive any termination of this Agreement.

    Section 11.3 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; PROVIDED, HOWEVER, that any notice to the Bank under ARTICLE II hereof shall be deemed to have been given only when received by the Bank.

    Section 11.4 SUCCESSORS. This Agreement shall be binding upon the Borrowers and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Bank and the successors and assigns of the Bank. The Borrowers shall not assign their rights or duties hereunder without the written consent of the Bank.

    Section 11.5 PARTICIPATIONS AND INFORMATION. The Bank may sell participation interests in any or all of the Loans and in all or any portion of the Commitment to any Person, PROVIDED, that in doing so the Bank shall comply with all applicable securities laws, including without limitation the Securities Act of 1933. The Bank may furnish any information concerning the Borrowers in the possession of the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

    Section 11.6 SEVERABILITY. Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

    Section 11.7 SUBSIDIARY REFERENCES. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Borrowers have one or more Subsidiaries.

    Section 11.8 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

    Section 11.9 ENTIRE AGREEMENT. This Agreement and the Notes embody the entire agreement and understanding between the Borrowers and the Bank with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

    Section 11.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

    Section 11.11  GOVERNING LAW.  THE VALIDITY, CONSTRUCTION AND
ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

    Section 11.12 CONSENT TO JURISDICTION. AT THE OPTION OF THE BANK, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWERS CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWERS COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE BANK AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

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

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

                                       NORTHSTAR COMPUTER FORMS, INC.

                                       By: /s/ Mary Ann Morin
                                          ---------------------------

                                       Title: Treasurer
                                             ------------------------

                                       7130 Northland Circle North
                                       Brooklyn Park, MN 55428-1530
                                       Attention: Mary Ann Morin
                                                  Controller and Treasurer
                                       Telephone: (612) 531-7340
                                       Fax: (612) 535-5671

                                       GENERAL FINANCIAL SUPPLY, INC.

                                       By: /s/ Mary Ann Morin
                                          ----------------------------

                                       Title: Treasurer
                                             -------------------------

                                       (Same address and attention as above)

                                       FIRST BANK NATIONAL ASSOCIATION

                                       By: /s/ Elliot Jaffee
                                          -----------------------------

                                       Title: Vice President
                                             ---------------------------

                                       601 2nd Ave. S.
                                       Minneapolis, MN  55402-4302
                                       Attention:  Carol M. Preisinger
                                                   Midwest B Division
                                       Telephone: (612) 973-0529
                                       Fax: (612) 973-0821


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